Exhibit 10.03

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”), is entered into as of March 17, 2008 (the “Effective Date”) by and among Intersil Corporation, on behalf of itself and its subsidiaries (hereinafter “the Company”), with a place of business at 1001 Murphy Ranch Road, Milpitas, California 95035, and Richard M. Beyer, whose address is 13503 Fremont Road, Los Altos, CA 94022 (hereinafter “Mr. Beyer”).

WHEREAS, Mr. Beyer resigned his positions as Director and Chief Executive Officer of the Company, effective February 13, 2008;

WHEREAS, since his resignation as Director and Chief Executive Officer of the Company as of February 13, 2008, Mr. Beyer has continued his employment with the Company in the capacity of a non-officer special advisor to the Chief Executive Officer and Board of Directors (the “Board”);

WHEREAS, Mr. Beyer has informed the Board of his intent to terminate his employment with the Company, effective March 16, 2008; and

WHEREAS, the Board has determined that it is in the best interests of the Company that Mr. Beyer continue to be available to provide advisory services to the new Chief Executive Officer and Board after his termination of his employment through a transition period ending on April 16, 2008.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties do hereby agree as follows:

1. CONSULTING SERVICES. During the term of this Agreement, Mr. Beyer will make himself available for and provide (upon reasonable request from the Chief Executive Officer or Board which will not significantly interfere with obligations Mr. Beyer may have to his new employer) up to ten (10) hours per week of advice to the Company’s Chief Executive Officer and/or the Board concerning business matters, financial matters, customer relationship issues and such other Company matters with which he has familiarity (the “Consulting Services”). Mr. Beyer will comply with and be bound by the Company’s operating policies and procedures (as applicable to consulting arrangements) that are in effect during the term of this Agreement. This Agreement does not supersede any prior employment agreement Mr. Beyer has or had with the Company.

2. TERM. The term of this Agreement will commence on the Effective Date and will end on April 16, 2008 (the “Consulting Term”).

3. CONSIDERATION. Mr. Beyer will be compensated as follows:

(a) Stock Options. During the Consulting Term, those employee stock options previously issued to Mr. Beyer by the Company during Mr. Beyer’s employment with the Company that are scheduled to become vested on or before April 16, 2008 will continue to vest through the Consulting Term and will be exercisable in accordance with the terms of such grants, and subject to the terms of the Company’s 1999 Equity Compensation Plan (the “1999 Equity Plan”). Those employee stock options previously granted to Mr. Beyer that would become vested after April 16, 2008 will become unexercisable and expire on March 16, 2008.

(b) Deferred Stock Units. During the Consulting Term, those deferred stock units (“DSUs) previously issued to Mr. Beyer during Mr. Beyer’s employment with the Company that are scheduled to become vested on or before April 16, 2008 will continue to vest through the Consulting Term. Those DSUs previously granted to Mr. Beyer that would become vested after April 16, 2008 will terminate and expire on March 16, 2008. Distribution of any vested DSUs will be in accordance with the terms of the respective DSU award and the terms of the 1999 Equity Plan.

4. INDEPENDENT CONTRACTOR. During the Consulting Term, Mr. Beyer will be an independent contractor, and not an employee or agent of the Company for any purpose, and Mr. Beyer will have no authority to represent or bind the Company in any capacity with any party.

5. ASSIGNMENT. This Agreement is a personal services agreement and may not be transferred or assigned by Mr. Beyer, and any such assignment will be void.

6. CONFIDENTIALITY AND NON-DISCLOSURE. It is recognized that Mr. Beyer has acquired and may acquire confidential information, including trade secrets, computer software, and proprietary data, regarding the above matters and other affairs, products, technologies and business of the Company during the course of this Agreement (“Confidential Information”). Mr. Beyer hereby agrees and covenants to hold in trust and confidence all such Confidential Information during and following Mr. Beyer’s retention in accordance with the terms and conditions of the Company’s Non-Disclosure Agreement, Attachment A (attached hereto and incorporated herein by reference). At no time will Mr. Beyer divulge Confidential Information of the Company for any purposes other than for the benefit of the Company. Any information created by Mr. Beyer while engaged in any work for the Company or while using the Company materials will be deemed to be the Company Confidential Information, subject to the exceptions in Attachment A, and will be so marked and treated upon creation by Mr. Beyer.

7. OWNERSHIP OF WORK PRODUCT. Mr. Beyer agrees that with respect to any work performed for the Company hereunder which results in Mr. Beyer’s preparation of written or verbal reports, studies, analyses, research data, proposals, strategies or similar work product, the Company will retain exclusive right and title in and to said work product and that Mr. Beyer may not otherwise use or disclose same to third parties without the Company’s prior written approval.

8. COMPLIANCE WITH COMPANY STANDARDS OF CONDUCT AND COMPLIANCE WITH LAW. The Company conducts its business in strict compliance with applicable laws, rules, and regulations and with honesty, integrity, and a strong commitment to the highest standards of business ethics. Mr. Beyer agrees at all times to adhere to the Company policies in this regard, as well as any other customary standards of business conduct including conduct prescribed by law or regulation. Mr. Beyer further agrees that he will at all times comply with all federal, state, and local laws, regulations, and orders in the performance of this Agreement.

9. NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

a.	if to the Company:

Intersil Corporation

1001 Murphy Ranch Road

Milpitas, CA 95035

Attn: Office of the General Counsel

Fax: 408/321-9594

Email: ttokos@Intersil.com

b.	if to Mr. Beyer:

Richard Beyer

Home Address

10. GOVERNING LAW. This Agreement will be governed by, subject to, and construed in accordance with the laws of the State of California. Venue will lie in the State of California for all causes of action under this Agreement, and both the Company and Mr. Beyer agree to be subject to the state and Federal courts of California.

11. CONSTRUCTION. This Agreement has been negotiated by the parties and will be interpreted fairly in accordance with its terms and without any construction in favor of or against either party.

12. CAPTIONS AND HEADINGS. The captions and section and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

13. WAIVER. The waiver by either party of a breach of or a default under any provision of this Agreement will not be effective unless in writing and will not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor will any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

14. SEVERABILITY. If the application of any provision of this Agreement to any particular facts or circumstances will for any reason be held to be invalid, illegal or unenforceable by a court, arbitration panel or other tribunal of competent jurisdiction, then (a) the validity, legality and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, will not in any way be affected or impaired thereby and (b) such provision will be enforced to the maximum extent possible so as to effect the intent of the parties. If, moreover, any provision contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INTERSIL CORPORATION		Richard M. Beyer

By:	/S/ Thomas C. Tokos	/s/ Richard Beyer
	Vice President, General Counsel & Secretary	Name: Richard Beyer

Attachment A

Non-Disclosure Agreement (NDA)

This non-disclosure agreement (“NDA”) is made by and between the Parties to the Agreement with an effective date the same as that of the Agreement. Either Party may receive or disclose Confidential Information under this NDA. The Party disclosing Confidential Information shall be considered the “Discloser.” The Party receiving Confidential Information shall be considered the “Recipient.” In consideration of the mutual promises and covenants contained in this NDA, and to assure the protection and preservation of the proprietary and/or confidential nature of the information to be disclosed or made available to each other, the Parties hereto agree as follows:

1. Definition. “Confidential Information” means any non-public information, whether disclosed orally or in tangible, machine readable, or electronic form, by either of the Parties to the other, which the Discloser identifies at the time of disclosure as confidential, proprietary, secret, private, or the like, or which under the circumstances surrounding disclosure gives indication that the information should be treated as confidential. Confidential Information includes, without limitation, any specification, layout, design, drawing, formula, technique, algorithm, know-how, sample product, test data, information related to engineering, manufacturing, sales, marketing, management or quality control, financial information or other information related to the business operations of the Discloser.

2. Use of Confidential Information. Confidential Information disclosed hereunder may only be used for in support of and to provide the advisory service described in the Agreement (hereinafter “Authorized Purpose”), and shall be used by Recipient solely in a manner that actually or potentially benefits the Discloser, or shall not be used in a manner detrimental to Discloser. Each Discloser represents that it has the right to disclose Confidential Information to the Recipient for the Authorized Purpose(s) stated above.

3. Protection of Confidential Information. Confidential Information may be exchanged between the Parties under this NDA to the extent necessary to fulfill the Authorized Purpose, and shall not be used for any other purpose. Recipient acknowledges that the Discloser’s Confidential Information is a special, valuable and a unique asset, and agrees that it shall: (a) not disclose the Confidential Information to any third party without written consent of Discloser, (b) restrict dissemination of Confidential Information to only its employees, contractors, or agents who are directly participating in the Authorized Purpose, who have a need to know the Confidential Information, and who are bound by a duty of confidentiality under terms no less restrictive than contained herein concerning the use of Confidential Information, and (c) use the same degree of care as for its own information of like importance, but at least reasonable care, in preventing disclosure of Confidential Information. Recipient further agrees not to reverse engineer, decompile, disassemble any prototypes, software, hardware or other tangible objects or products provided hereunder which embody the Confidential Information of the Discloser.

4. Exceptions. This NDA imposes no obligation upon Recipient with respect to Confidential Information which is:

(a) public or becomes publicly available through no act or failure on part of Recipient, or

(b) approved in writing by the Discloser for public release or disclosure by the Recipient; or

(c) disclosed to a third party by Discloser without a duty of confidentiality or is lawfully obtained by Recipient from a third party without a duty of confidentiality or restriction on disclosure, or

(d) independently known by or independently developed by the Recipient without the use of Confidential Information disclosed by the Discloser; or

(e) required to be disclosed pursuant to the order of a court of competent jurisdiction; or otherwise required to be disclosed by law through no act of the Recipient, provided, however, that the Recipient has notified the Discloser upon learning of the possibility that disclosure could be required pursuant to any such law or legal order and has given the Discloser a reasonable opportunity to contest or limit the scope of such required disclosure and has cooperated with the Discloser toward this end.

5. Term and Termination. This NDA shall be co-terminus with the Term of the Agreement. Termination shall not, however, affect the rights and obligations included herein with respect to Confidential Information disclosed hereunder prior to termination. Upon termination of this NDA, each Party will, and within a reasonable period of time thereafter, return all Confidential Information received from the Recipient and copies made thereof by the Recipient, or, if acceptable to the Discloser, certify by written memorandum that all such Confidential Information has been destroyed. Each Party may retain one archival copy in its Legal Department to be used only in resolving a dispute concerning this NDA. The obligations of the Recipient with respect to non-disclosure and use shall survive the expiration of this NDA indefinitely.

6. Rights and Remedies. Each Party acknowledges that damages for improper disclosure of Confidential Information may be irreparable; therefore, the injured Party is entitled to seek equitable relief, including injunction and preliminary injunction, in addition to all other remedies.

7. No Formal Business Relationship. This NDA is for the purpose of protecting Confidential Information only and shall not be construed to create any agency, partnership, joint venture or other such relationship between the Parties except as defined in the Agreement, nor shall the exchange of Confidential Information represent any commitment by the Parties to enter into any business relationship. If the Parties desire to pursue business opportunities, the Parties shall execute a separate written NDA to govern such business relationship.

8. No Obligation to Disclose or Warranty. Neither Party has an obligation to supply Confidential Information hereunder. Confidential Information disclosed hereunder is provided on an “AS IS” basis, without any warranty, whether express, implied or otherwise, regarding its accuracy, usefulness or performance.

9. No Transfer or License of Intellectual Property. Recipient agrees that all Confidential Information received is and will remain the sole property of Discloser. Neither the execution of this NDA, nor the furnishing of any Confidential Information hereunder shall be construed as a grant by implication, estoppel or otherwise, of a license by either Party to the other to make, have made, use or sell any product using Confidential Information or as a license under any patent, patent application, utility model, copyright, maskwork right, or any other intellectual property right.

10. Assignment. This NDA and the rights and obligations hereunder may not be transferred or assigned by one party without the prior written approval of the other party hereto. Notwithstanding the foregoing, either party hereto may assign this NDA and corresponding rights hereunder to a successor-in-interest (a) to all or part of the business unit to which this NDA relates, and (b) that agrees to abide by all obligations herein.

11. Export Control Laws and Regulations. Recipient agrees it will not, in any form, export, re-export, resell, ship or divert or cause to be exported, re-exported, re-sold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder, or the direct product of such technical data, to any country for which the United States Government requires an export license, or other approval, without first obtaining such license or approval.

12. Applicable Law. The law of the state of Delaware, U.S.A. except for its choice of laws rules shall be used to construe and govern this NDA. The prevailing party in any action to enforce this NDA shall be entitled to recover reasonable attorneys fees and costs.

13. Binding Effect. This NDA shall be binding upon each Party, its affiliates, respective employees, agents, representatives, successors, and assigns. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both Parties.

14. Entire NDA. This NDA contains the entire understanding between the Parties relative to the protection of Confidential Information and supersedes all prior and collateral communications, reports, and understandings between the Parties in respect thereto.